Description of Short-term Compensation Plan	Exhibit 10.12

        As part of the total compensation package for the nine top executive officers who are members of the Company’s Senior Leadership Team and other executives (the “Executives”), the Management Continuity and Compensation Committee (“MCC”) of the Board of Directors sets consolidated annual earnings per share (“EPS”) and specific business unit operating profits targets for the Company, usually in the month of February for a given year. The MCC then grants contingent award values to the Executives pursuant to the Bandag, Incorporated Stock Grant and Awards Plan. The award values are typically based on a percentage of the target compensations for the Executives set by the MCC. The awards are payable in restricted shares of Class A Common Stock if the EPS and/or business unit operating profits targets are met. The EPS and business unit operating profits are determined after the release of financial results for the year in which the contingent awards were made. For example, contingent awards made in February 2005 will be based on financial results for the year ended December 31, 2005 and, if the targets are met, restricted stock will be granted in February 2006 in satisfaction of the contingent awards.

        The MCC sets the EPS and business unit operating profits targets and award values to the Executives as follows: the first is a Threshold EPS and a Threshold business unit operating profits number, below which no restricted stock grants are made and, if met, provides for the lowest award value; the second is a Target EPS and a Target business unit operating profits number, which provides for a higher award value if the Target EPS is met; and the third is a superior EPS and a Superior business unit operating profits number, which provides for the highest award value if the Superior EPS and/or Superior business unit operating profits number is met. If EPS or the applicable business unit operating profits number falls between identified target EPS or the applicable business unit operating profits numbers, arithmetical interpolation is used to determine the award value. The number of shares of restricted stock to be granted are computed by dividing an individual award value by the fair market value of a share of Class A Common Stock on the first meeting of the MCC following the public release of annual financial results of the Company. The shares of restricted stock become freely transferable after three years from the date of grant, but terminate if employment is terminated within such three-year period, except that the shares vest and become freely transferable if the termination of employment is caused by death, Disability or Retirement, as Disability or Retirement are defined in the Stock Grant and Awards Plan.

        The executive officers who are members of the Senior Leadership Team and who are receiving the contingent awards currently are:

Martin G. Carver	Chairman of the Board, President and Chief Executive Officer
Dennis M. Fox	Vice President, Manufacturing Design
Warren W. Heidbreder	Vice President, Chief Financial Officer and Secretary
John C. McErlane	Vice President of the Company and President of Tire Distribution
Systems, Inc., a wholly owned subsidiary of the Company
Frederico V. Kopittke	Vice President, International
Michael A. Tirona	Vice President and General Manager - Europe
Janet R. Sichterman	Vice President, North American Fleet Sales
Andrew M. Sisler	Vice President, North American Franchise Sales
Timothy Chen	Vice President, Innovation